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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE                        Contact: Clint Fegan, CFO
                                                      Robert Sutton, SVP
                                                      (717) 796-6100

                       BALANCED CARE ANNOUNCES CLOSING OF
                     $14.0 MILLION IN CONVERTIBLE DEBENTURES

Mechanicsburg, PA, August 1, 2000----Balanced Care Corporation (AMEX:BAL), an operator of assisted living communities and related services (the "Company"), announced today that it has completed the sale and issuance of $14.0 million in convertible debentures (the "Debentures") to HR Investments Limited, RH Investments Limited and VXM Investments Limited (collectively, the "Holders"), companies associated with IPC Advisors S.A.R.L. ("IPC"). IPC, a Luxemburg Company, is owned by a trust whose beneficiaries include members of the family of Mr. Paul Reichmann. IPC invested $21.0 million in the Company in December 1999, representing a 49% common equity interest.

The Debentures carry a 9.5% coupon, a five-year term, and a conversion price of $2.00 per share (the "Conversion Rate"). Interest is payable quarterly in cash or at the Company's option, in lieu of payment, may be added to the outstanding principal amount of the Debentures. The Holders may convert the Debentures into shares of common stock at the Conversion Rate at any time; provided, however, the Company has the right to terminate the conversion right at any time after December 31, 2002, provided certain conditions are satisfied. Depending on when the Debentures are converted and how the Company elects to pay interest, IPC, the Holders and certain other companies associated with the foregoing could own between approximately 58% and 62% of the equity of Balanced Care on a fully diluted basis.

Brad Hollinger, Chairman and Chief Executive Officer of Balanced Care stated:
"The additional capital will help us maximize the embedded value of our portfolio of 68 communities. Upon maturity, these assets are projected to generate over $50 million of EBITDAR annually. To accomplish this objective we have channeled our human and capital resources into resident census growth, resulting in a net resident gain of over 100 residents per month for the fiscal year ended June 30, 2000. This represents a total increase in residents of 64% over the prior year, from 1,946 to 3,199 residents. In addition to intense focus on resident census, the Company will continue its strategic initiatives of acquiring Outlook Pointe properties currently leased, purchasing special purpose entities (i.e. "Black Boxes") and building the Outlook Pointe brand. The Company has benefited substantially through its association with IPC and we look forward, with their assistance, to being a platform for continued expansion in the U.S."


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Balanced Care currently operates 66 facilities with system-wide capacity of
4,542 residents. After completion of two facilities currently under construction, the Company will operate 68 facilities with resident capacity of 4,727.

Balanced Care Corporation provides senior care services that include assisted living, independent living, specialized dementia services and, in certain markets, extended care. The Company utilizes assisted living facilities as the primary service platform to provide an array of health care and hospitality services, including preventive care and wellness, medical rehabilitation, Alzheimer's/dementia care and extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended June 30, 1999 and other reports filed with the Securities and Exchange Commission.